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                                                           Exhibit 99(a)(5)(vii)

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                                                                   PRESS RELEASE
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                              PERKINS PAPERS LTD.,     TELEPHONE :(450) 444-6400
                              CASCADES GROUP                 FAX :(450) 444-6455
                              77 MARIE-VICTORIN BLVD.
                              CANDIAC
                              (QUEBEC) CANADA

                              J5R 1C3

               PERKINS PAPERS LTD. RECEIVES SEC "NO ACTION" RELIEF

CANDIAC (QUEBEC) NOVEMBER 6, 2000 -- Perkins Papers Ltd. (TSE, symbol: PKN) announced today that it had received "no action" relief from the U.S. Securities and Exchange Commission ("SEC") with respect to the agreement resolving the "potential accounting irregularities" at the IFC Disposables, Inc. subsidiary of Wyant Corporation (NASDAQ Small Cap, symbol: WYNT) (the "Company") disclosed by the Company in its October 2, 2000 press release. The agreement resolving this issue and the need for such "no action" relief was previously announced by Perkins in its October 27 press release. As a result, Perkins will proceed with the tender offer to acquire all outstanding shares of common stock of Wyant Corporation at a price of $4.00 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on November 13, 2000.

As of the close of business on November 3, 2000, approximately 2,202,250 shares, including guaranteed deliveries, of Wyant Corporation common stock have been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 97.0% of the 2,270,617 shares of common stock issued and outstanding.

Perkins further announced today that it has filed an amendment to its Schedule TO and has amended its offer to purchase to reflect the foregoing and certain comments received from the SEC. Perkins had previously filed an amendment to its Schedule TO (Amendment No. 2, September 25, 2000) and amended its offer to purchase to reflect initial comments received from the SEC.

Holders of Wyant Corporation common stock may tender or withdraw shares until 12:00 midnight, New York City time, on Monday, November 13, 2000, unless the offer is further extended.

The tender offer is being made through, and the foregoing is qualified in its entirety by reference to, Perkins's Offer to Purchase, dated September 8, 2000, as amended on September 21 (Amendment No. 1), September 25 (Amendment No. 2), October 3 (Amendment No. 3), October 6 (Amendment No. 4), October 13 (Amendment No. 5), October 20 (Amendment No. 6), October 27 (Amendment No. 7) and November 6, 2000 (Amendment No. 8) and the related letter of transmittal. Wyant Corporation stockholders should read such documents completely prior to making any decision respecting the
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tender offer.

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Perkins Papers Ltd. is the second largest producer of tissue paper in Canada and the seventh largest in North America. Perkins operates six mills and converting plants, five of which are located in Quebec and one in North Carolina, with a workforce of 950 employees. Perkins's industrial infrastructure includes eight paper machines with a combined annual capacity of 262,000 short tonnes of tissue paper. The Corporation also operates 38 converting units. A large share of its production is converted into finished and semi-finished products such as bathroom tissue, household towels, facial tissue, napkins and hand towels. To complete its product lines, Perkins also produces folding cartons and kraft paper bags. The Company sells its products under its own brand names such as, Cascades(R), Satin Soft(R), Doucelle(R), Decor(R), North River(R), Perkins(R) and Horizon(R) as well as under private labels. Perkins trades on the Toronto Stock Exchange under the symbol PKN.

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FOR FURTHER INFORMATION:

Ms. Suzanne Blanchet                                      Mr. Andre Belzile
President and Chief Executive Officer                     Vice-President and CFO
Perkins Papers Ltd.                                       Cascades Group
(450) 444-6400                                            (514) 282-2600
sblanchet@perkins.ca                                      abelzile@cascades.com

WEB SITE: www.perkins.ca